                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of

                      The Securities Exchange Act of 1934


                    Date of Report  (Date of earliest event
                          reported):  March 30, 1998

                            SYPRIS SOLUTIONS, INC.
                      -----------------------------------


            (Exact name of registrant as specified in its charter)



    Delaware                  0-24020                 59-2948116
-----------------            -----------          ------------------
(State or other              (Commission             (IRS Employer
jurisdiction of              File Number)         Identification No.)
incorporation)


              455 South Fourth Avenue, Louisville, Kentucky 40202
              ----------------------------------------------------
                   (Address of principal executive offices)


                                (502) 585-5544
                  -------------------------------------------
             (Registrant's telephone number, including area code)


                    Formerly Group Technologies Corporation
                   ----------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     Effective March 30, 1998, Sypris Solutions, Inc. (formerly Group Technologies Corporation, a Florida corporation, and herein referred to as the "Company") completed the acquisition of Group Financial Partners, Inc. ("GFP"), and GFP's majority-owned subsidiaries Bell Technologies, Inc. ("Bell") and Tube Turns Technologies, Inc. ("Tube Turns"). The transaction was effected pursuant to a Fourth Amended and Restated Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of February 5, 1998, by and among the Company, GFP, Bell and Tube Turns, and was approved by the shareholders of the Company and Bell on March 16, 1998, and by the shareholders of GFP and Tube Turns on March 17, 1998. At the closing of the transactions contemplated by the Reorganization Agreement, the following events occurred in chronological order:
(i) the distribution of all of the outstanding shares of GFP Partners-V, Inc., Unison Commercial Group, Inc. and BW Riverport, Inc. to the shareholders of GFP;
(ii) the merger of Tube Turns with and into a newly formed, wholly-owned subsidiary of the Company ("New Tube Turns") (the "Tube Turns Merger"); (iii) the merger of Bell with and into a newly formed, wholly-owned subsidiary of the Company ("New Bell") (the "Bell Merger"); (iv) the merger of GFP with and into the Company; and (v) the contribution by the Company of all of the assets of the Company (other than the shares of New Tube Turns and New Bell and the shares of BT Holdings, Inc. and Metrum-Datatape, Inc. ("Metrum-Datatape"), former wholly-owned subsidiaries of GFP) into a newly formed, wholly-owned subsidiary of the Company, and the assumption by this subsidiary of all of the liabilities of the Company (collectively, the "Reorganization"). Immediately after the Reorganization, the Company effected a 1-for-4 reverse stock split and reincorporated in Delaware through the merger of Group Technologies Corporation into a newly formed wholly-owned Delaware subsidiary.

     In the Reorganization, (i) each share of the common stock of Tube Turns was converted into 5.4276 shares of the common stock of the Company; (ii) each share of the common stock of Bell was converted into 14.4737 shares of the common stock of the Company; and (iii) each share of the common stock of GFP was converted into 106.2013 shares of the common stock of the Company. Fractional shares were paid in cash based upon $3.04 per share of the common stock of the Company. The number of shares of the common stock of the Company issued to the shareholders of GFP included the 15,064,625 shares of the common stock of the Company owned by GFP immediately prior to the effective time of the Reorganization and the 19,190,933 shares of the common stock of the Company received by GFP in the Tube Turns Merger and the Bell Merger attributable to GFP's ownership of Tube Turns and Bell, respectively.

     The aggregate consideration received by the shareholders of GFP, Tube Turns and Bell was $104,136,896, $22,717,679 and $41,462,080, respectively. The aggregate consideration received by shareholders of GFP included $45,796,460 attributable to the common stock of the Company owned by GFP immediately prior to the effective time of the Reorganization and $21,261,900 and $37,078,536 attributable to shares of common stock of the Company received in the Tube Turns Merger and the Bell Merger, respectively. Under the Reorganization Agreement, shares of the common stock of the Company were valued at $3.04 per share, the arithmetic average of the closing price per share of the common stock of the Company, as reported on the Nasdaq Stock Market, for each of the ten (10) consecutive trading days ending February 5, 1998. The valuations used in determining the aggregate consideration were determined by or under the direction of certain affiliates of the Company described below and were based on a review of comparable earnings and book value multiples.

     Robert E. Gill and Jeffrey T. Gill served in a number of overlapping positions at the Company, GFP, Tube Turns and Bell. Prior to the Reorganization, Robert E. Gill served as Chairman of GFP, President, Chief Executive Officer and a director of GFP and Chairman of Bell and Tube Turns. In addition, as of February 5, 1998, the Gill Family controlled approximately 99.4% of the common stock of GFP, and GFP in turn controlled approximately 80.0% of the common stock of the Company, 100% of the preferred stock of the Company, approximately 98.6% of the common stock of Tube Turns, and approximately 95.8% of the common stock of Bell. After the Reorganization was completed, the Gill Family ownership of the Company increased from approximately 82.3% to approximately 89.2%. After the Reorganization, Robert E. Gill will continue to act as Chairman of the Company and Jeffrey T. Gill became the President and Chief Executive Officer of the Company. Both men will continue to serve as directors of the Company after the Reorganization. The President of Tube Turns, who also served as a director of Tube Turns prior to the Reorganization, has rights to a substantial number of shares of stock under option in the Company as a result of the Reorganization.
R. Scott Gill, who served as a director of GFP, Bell and Tube Turns, is serving as a director of the Company after the Reorganization. Each of Richard L. Davis, who served as Vice President and Chief Financial Officer of GFP and as a director of Tube Turns, and Anthony C. Allen, who served as Vice President of Finance of GFP and as a director of Bell, has rights to a substantial number of shares of stock under option in the Company. William L. Healey and Robert Sroka, who served as directors of Bell, are serving as directors of the Company after the Reorganization.

     At December 31, 1997, GFP had consolidated assets of approximately $120,608,000, Tube Turns had consolidated assets of approximately $16,946,000, and Bell had consolidated assets of approximately $29,167,000. Prior to the Reorganization, GFP was a privately-held holding company headquartered in Louisville, Kentucky whose principal assets were the shares of the Company, Tube Turns and Bell owned by it and the manufacturing facility of its Metrum-Datatape subsidiary in Monrovia, California. Prior to the Reorganization, Tube Turns, headquartered in Louisville, Kentucky, provided a range of manufacturing services for heavy industry and manufactured a number of proprietary engineered products, and Bell, headquartered in Orlando, Florida, provided a range of outsourcing services for the electronics industry and manufactured a series of specialty electronics products. The principal asset of Tube Turns is an owned manufacturing facility in Louisville, Kentucky consisting of offices, manufacturing space and equipment. The principal assets of Bell are its headquarters, testing, calibration and manufacturing facility in Orlando, Florida and a leased instrumentation products facility in Littleton, Colorado consisting of offices, manufacturing space and equipment. New Tube Turns and New Bell intend to continue such activities after the Reorganization.

ITEM 5. OTHER EVENTS.

     On March 30, 1998, Group Technologies Corporation, a Florida corporation, changed its state of incorporation by merging with and into Sypris Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of Group Technologies Corporation ("Sypris"). The reincorporation was approved by the shareholders of Group Technologies Corporation at the meeting of its shareholders held on March 16, 1998. The Certificate of Incorporation and By-Laws of Sypris are included as exhibits to this Current Report on Form 8-K. Pursuant to paragraph (a) of Rule 12g-3 promulgated pursuant to the Securities Exchange Act of 1934 (the "Act"), the common stock of Sypris is deemed registered under Section 12(g) of the Act.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     A.   Financial statements.

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Group Financial Partners Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Group Financial Partners Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group Financial Partners Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                       Ernst & Young LLP

Louisville, Kentucky
April 3, 1998

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except for share data)

                                                          December 31,
                                                       ------------------
                                                         1996      1997
                                                       --------  --------
                                    ASSETS

Current assets:
  Cash and cash equivalents........................... $  6,012  $  9,836
  Accounts receivable, net............................   37,254    28,560
  Inventories, net....................................   34,288    44,867
  Other current assets................................    2,307     2,062
                                                       --------  --------
    Total current assets..............................   79,861    85,325
Property, plant and equipment, net....................   48,602    26,885
Other assets..........................................    4,497     8,398
                                                       --------  --------
                                                       $132,960  $120,608
                                                       ========  ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................... $ 23,920  $ 14,858
  Accrued liabilities.................................   24,595    31,867
  Current portion of long-term debt...................   25,009     3,477
                                                       --------  --------
    Total current liabilities.........................   73,524    50,202
Long-term debt........................................   21,588    27,863
Other noncurrent liabilities..........................   10,381    10,325
                                                       --------  --------
    Total liabilities.................................  105,493    88,390
Minority interests in subsidiaries....................    3,262     3,569
Redeemable common stock...............................    1,821       921
Shareholders' equity:
  Common stock, no par value, 1,000,000 shares
    authorized; 314,196 shares issued and outstanding.    7,892     7,892
   Retained earnings..................................   14,492    19,836
                                                       --------  --------
    Total shareholders' equity........................   22,384    27,728
                                                       --------  --------
                                                       $132,960  $120,608
                                                       ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except for per share data)

                                                                                                       Years ended December 31,
                                                                                                    ------------------------------
                                                                                                      1995       1996       1997
                                                                                                    --------   --------   --------
Revenue...........................................................................................  $328,977   $308,598   $217,355

Cost and expenses:
  Cost of services rendered and products sold.....................................................   312,712    278,678    184,437
  Selling, general and administrative expense.....................................................    31,081     29,407     31,133
  Interest expense, net...........................................................................     3,397      3,979      1,959
  Other expense (income), net.....................................................................       196       (828)    (2,205)
                                                                                                    --------   --------   --------
Total cost and expenses...........................................................................   347,386    311,236    215,324
                                                                                                    --------   --------   --------
(Loss) income before income taxes, minority interests and discontinued operations.................   (18,409)    (2,638)     2,031
Income taxes......................................................................................    (3,109)     1,614      1,143
                                                                                                    --------   --------   --------
(Loss) income before minority interests and discontinued operations...............................   (15,300)    (4,252)       888
Minority interests in losses of consolidated subsidiaries.........................................     3,535      1,716        639
                                                                                                    --------   --------   --------
(Loss) income from continuing operations..........................................................   (11,765)    (2,536)     1,527
Loss from discontinued operations (net of applicable taxes of $406, $205 and $186 in 1995, 1996
  and 1997, respectively).........................................................................      (905)      (609)      (375)
Gain on disposal of discontinued operations (net of applicable tax of $2,389, $2,932 and $2,160
  in 1995, 1996 and 1997, respectively)...........................................................     4,637      4,066      4,192
                                                                                                    --------   --------   --------
Net (loss) income.................................................................................  $ (8,033)  $    921   $  5,344
                                                                                                    ========   ========   ========

(Loss) income from continuing operations per common share:
  Basic...........................................................................................  $ (37.20)  $  (8.03)  $   4.83
  Diluted.........................................................................................  $ (36.64)  $  (7.92)  $   4.77

Net (loss) income per common share:
  Basic...........................................................................................  $ (25.40)  $   2.91   $  16.91
  Diluted.........................................................................................  $ (25.02)  $   2.88   $  16.70

   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (in thousands, except for share data)

                                  Common Stock                 Total
                                ---------------  Retained  Shareholders'
                                 Shares  Amount  Earnings     Equity
                                -------  ------  --------  -------------
Balance at January 1, 1995....  314,196  $7,892  $21,604      $29,496

Net loss......................       --      --   (8,033)      (8,033)
                                -------  ------  -------      -------

Balance at December 31, 1995..  314,196   7,892   13,571       21,463

Net income....................       --      --      921          921
                                -------  ------  -------      -------

Balance at December 31, 1996..  314,196   7,892   14,492       22,384

Net income....................       --      --    5,344        5,344
                                -------  ------  -------      -------

Balance at December 31, 1997..  314,196  $7,892  $19,836      $27,728
                                =======  ======  =======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                         Years ended December 31,
                                                                                      ------------------------------
                                                                                        1995       1996       1997
                                                                                      --------   --------   --------
Cash flows from operating activities:
 Net (loss) income................................................................    $ (8,033)  $    921   $  5,344
 Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
  Depreciation and amortization...................................................      10,244      9,897      7,399
  Deferred income taxes...........................................................        (142)       563       (309)
  Minority interests in losses of consolidated subsidiaries.......................      (3,535)    (1,716)      (639)
  Provision for excess and obsolete inventories...................................       6,990      4,106      2,130
  Provision for doubtful accounts.................................................       1,523      1,208        718
  Gain on disposal of discontinued operations, net of tax.........................      (4,637)    (4,066)    (4,192)
  Other noncash charges (credits).................................................       1,930      1,011     (1,689)
 Changes in operating assets and liabilities, net of acquisitions and dispositions:
  Accounts receivable.............................................................       1,027      2,047      7,490
  Inventories.....................................................................       2,950     15,164     (7,657)
  Other current and noncurrent assets.............................................      (2,144)     3,921       (775)
  Accounts payable................................................................       8,801    (17,774)    (7,986)
  Accrued and other liabilities...................................................         (36)    (1,221)       117
                                                                                      --------   --------   --------
Net cash provided by (used in) operating activities...............................      14,938     14,061        (49)

Cash flows from investing activities:
 Capital expenditures.............................................................     (10,201)    (7,366)    (5,746)
 Proceeds from disposal of assets.................................................       5,928      6,399     39,586
 Purchase of the net assets of acquired entities..................................      (2,245)        --    (14,400)
 Changes in nonoperating assets and liabilities...................................        (509)      (548)      (911)
                                                                                      --------   --------   --------
Net cash (used in) provided by investing activities...............................      (7,027)    (1,515)    18,529

Cash flows from financing activities:
 Net (repayments) proceeds under revolving credit agreements......................      (6,573)       216     (6,934)
 Proceeds from long-term debt.....................................................       2,240     10,000     30,650
 Principal payments on long-term debt.............................................      (4,151)   (22,321)   (37,157)
 Payments for redemption of common stock in subsidiaries, net.....................        (112)      (125)    (1,215)
                                                                                      --------   --------   --------
Net cash used in financing activities.............................................      (8,596)   (12,230)   (14,656)
                                                                                      --------   --------   --------
Net (decrease) increase in cash and cash equivalents..............................        (685)       316      3,824
Cash and cash equivalents at beginning of year....................................       6,381      5,696      6,012
                                                                                      --------   --------   --------
Cash and cash equivalents at end of year..........................................    $  5,696   $  6,012   $  9,836
                                                                                      ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Organization and Significant Accounting Policies

   Organization and Consolidation Policy

     Group Financial Partners Inc. ("GFP"), located in Louisville, Kentucky, is a privately-held holding company which owns a majority-interest in the entities described below. The accompanying consolidated financial statements include the accounts of GFP and its subsidiaries (collectively, the "Company"). All significant accounts and transactions between GFP and its subsidiaries have been eliminated.

     GFP is the parent for the following corporations: Tube Turns Technologies, Inc., Bell Technologies, Inc., Metrum-Datatape, Inc., Group Technologies Corporation, BT Holdings, Inc. As of December 31, 1997, GFP owned 80% or greater of the outstanding common stock of each of its subsidiaries.

     Tube Turns Technologies, Inc. ("TTT"), located in Louisville, Kentucky, manufactures forgings, fittings and related subassemblies primarily for the aerospace, commercial vehicle, petrochemical and defense markets.

     Bell Technologies, Inc. ("Bell"), headquartered in Orlando, Florida, manufactures magnetic sensing components and instruments and digital and analog recording products, provides qualification and reliability testing and electronic component screening services and provides maintenance, calibration and repair services for test and measurement equipment to customers located primarily in the United States. On February 9, 1996, Bell acquired substantially all of the assets of Metrum, Inc. ("Metrum") from GTC (see Note 15).

     Metrum-Datatape, Inc. ("MDI"), located in Monrovia, California, primarily designs, develops and produces high performance recorders, storage devices and systems. MDI produces standard off-the-shelf recorders which may be selected from a catalog. MDI also customizes products to meet the specific needs of its customers who are primarily military contractors and the United States Government (see Note 2).

     Group Technologies Corporation ("GTC"), headquartered in Tampa, Florida, provides advanced manufacturing, engineering and testing services to original equipment manufacturers ("OEMs") of electronic products. GTC custom manufactures complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including automotive, commercial avionics, computer, government systems, industrial electronics, networking, space and telecommunications. GTC was the parent for Group Technologies, S.A. de C.V. ("GTC Mexico") located in Mexico City, Mexico and Group Technologies Suprimentos de Informatica Industria e Comercio Ltda. ("GTC Brazil") located in Hortolandia, Brazil (collectively the "Latin American operations") until June 30, 1997 at which time GTC sold its interest in its Latin American operations (see Note 3). Substantially all of the assets of Metrum, which remains a wholly-owned subsidiary of GTC, were sold during 1995 and 1996 (see Notes 3 and 15).

     During 1995, 1996 and the first quarter of 1997, the Company completed a series of transactions which resulted in the sale or transfer of ownership interest in substantially all of the assets of its real estate operations (see
Note 17). The real estate assets primarily consisted of land and commercial office and industrial buildings owned or under capitalized lease. Unison Commercial Group, Inc. ("Unison"), a subsidiary of GFP, provided management and other services for these assets as well as other third-party owned properties.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

     Contract inventories are stated at actual production costs, reduced by the cost of units for which revenue has been recognized. Gross contract inventories are considered work in process. Progress payments under long-term contracts are specified in the contracts as a percentage of cost and are liquidated as contract items are completed and shipped. Other inventories are stated at lower of cost (first-in, first-out method) or market. Certain inventories of TTT are stated at lower of cost (last-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment, including property under capitalized leases, is stated on the basis of cost. Buildings and building improvements are depreciated over their estimated economic lives principally using the straight-line method. Machinery, equipment, furniture and fixtures are depreciated over their estimated economic lives principally using accelerated methods. Leasehold improvements are amortized over the lease term using the straight-line method. Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Major renewals and improvements are capitalized.

  Amortization

     Goodwill, patents, non-compete agreements, product drawings, and similar intangible assets are amortized over their estimated economic lives of five to fifteen years, using the straight-line method.

  Minority Interests in Subsidiaries

     Minority interests in subsidiaries represents minority shareholders' proportionate share of the equity of GTC.

  Contract Revenue Recognition

     A portion of the Company's business is conducted under long-term, fixed-price contracts with OEMs, the United States Government and its prime contractors. Contract revenue is included in the consolidated statement of operations as units are completed and shipped using the units of delivery, percentage of completion method of accounting. The costs attributed to contract revenue are based upon the estimated average costs of all units to be shipped. The cumulative average costs of units shipped to date is adjusted through current operations as estimates of future costs to complete change (see Contract Accounting below).

     Revenue recognized under the percentage of completion method of accounting totaled $57,945,000, $54,397,000 and $47,887,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Substantially all such amounts were accounted for under the units of delivery method. All other revenue is recognized as product is shipped and title passes or when services are rendered.

  Contract Accounting

     For long-term contracts, the Company capitalizes in inventory direct material, direct labor and factory overhead as incurred. The Company also capitalizes certain general and administrative costs for estimating and bidding on contracts awarded (of which approximately $210,000 remained in inventories at December 31, 1996 and 1997). Selling costs are

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


expensed as incurred. Costs to complete long-term contracts are estimated on a monthly basis. Estimated margins at completion are applied to cumulative contract revenue to arrive at costs charged to operations.

          Accounting for long-term contracts under the percentage of completion method involves substantial estimation processes, including determining the estimated cost to complete a contract. As contracts may require performance over several accounting periods, formal detailed cost to complete estimates are performed which are updated monthly via performance reports. Management's estimates of costs to complete change due to internal and external factors such as labor rate and efficiency variances, revised estimates of warranty costs, estimated future material prices and customer specification and testing requirement changes. Changes in estimated costs are reflected in gross profit in the period in which they are known. If increases in projected costs to complete are sufficient to create a loss contract, the entire estimated loss is charged to operations in the period the loss first becomes known. Provisions for losses on firm fixed priced contracts totaled $700,000, $2,327,000 and $1,600,000 in 1995, 1996 and 1997, respectively.

          During the second quarter of 1996, the Company successfully settled a name brand products contract claim and recognized revenue and income before income taxes of approximately $4,100,000 associated with that settlement.

     Research and Development

          Company sponsored research and development costs are expensed as incurred. Research and development expense totaled $3,893,000, $3,049,000 and $3,487,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and are included in selling, general and administrative expense in the consolidated statements of operations.

     Income Taxes

          GFP files a consolidated federal income tax return which includes all domestic subsidiaries in which it has at least an 80% ownership interest.

          Effective March 23, 1995, as a result of a decrease in GFP's ownership percentage of GTC, GTC did not meet the 80% voting power and value requirements defined by the Internal Revenue Code for affiliated group membership and ceased to be an includable member in GFP's affiliated group. GTC and its domestic subsidiaries separately filed its initial consolidated federal income tax return for the period beginning March 23, 1995 through December 31, 1995. Effective March 29, 1996, as a result of an increase in GFP's ownership percentage of GTC, GTC again met the 80% voting power and value requirements defined by the Internal Revenue Code for affiliated group membership, and therefore has filed an election for reaffiliation and expects to be an includable member of GFP's affiliated group beginning March 29, 1996.

     Concentrations of Credit Risk

          Financial instruments which potentially expose the Company to concentrations of credit risk consist of accounts receivable. The Company's OEM customer base consists primarily of large computer and electronic manufacturers and its commercial accounts receivable are concentrated with a few of these large companies. Although the Company is directly affected by the well being of the computer and electronics industry, management does not believe significant credit risk exists at December 31, 1997. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral on its commercial accounts receivable. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

          The Company recognized revenue from the United States Government and its agencies of approximately $53,643,000, $38,725,000 and $40,170,000 during the years ended December 31, 1995, 1996 and 1997, respectively. The Company also served as a subcontractor to a variety of prime contractors under contract with the federal government which, in the aggregate, represented 11%, 12% and 7% of the Company's revenue in 1995, 1996 and 1997,

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


respectively. The Company's largest commercial customer was IBM which represented approximately 13%, 12% and 10% of the Company's revenue for the years ended December 31, 1995, 1996 and 1997, respectively. No other single customer accounted for more than 10% of the Company's revenue for the years ended December 31, 1995, 1996 or 1997.

     Foreign Currency Translation

          The United States dollar was the functional currency for GTC's formerly-owned GTC Mexico and GTC Brazil subsidiaries (see Note 3). Foreign currency transaction gains and losses, which are insignificant in all years presented, are included in determining net income.

     Stock Based Compensation

          Stock options are granted under Stock Option Plans to employees and independent directors of subsidiaries (see Note 12). The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

     Earnings Per Share

          In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("Statement 128"). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to Statement 128 requirements.

     Reclassifications

          Certain amounts in the Company's 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

(2)  Acquisitions

          On January 31, 1995, Bell acquired certain assets and assumed certain liabilities of Associated Testing Laboratories, Inc. ("ATL"). The transaction was accounted for as a purchase in which the purchase price of $2,245,000 was allocated based on the fair values of assets acquired and liabilities assumed. Goodwill in the amount of $1,000,000 was recorded as a result of the transaction and is being amortized over fifteen years utilizing the straight-line method. The acquisition was financed by a term note with a bank. The 1995 consolidated statement of operations includes amounts for ATL from January 31, 1995.

          On July 18, 1995, GTC Brazil acquired certain manufacturing equipment of IBM Brasil-Industria, Maquinas e Sevicos Ltda. ("IBM Brasil"). The transaction was accounted for as a purchase in which the purchase price of $4,900,000, in the form of a note payable to the seller, was allocated based on the fair values of assets acquired. No goodwill resulted from this transaction. The 1995 consolidated statement of operations includes amounts for GTC Brazil from July 18, 1995. GTC sold its investment in the equity interests of GTC Brazil in June 1997 (see Note 3).

          On November 14, 1997, MDI acquired substantially all of the assets and assumed certain liabilities of Datatape Incorporated ("Datatape"). The transaction was accounted for as a purchase, in which the purchase price of $14,400,000 was allocated based on the fair values of assets acquired and liabilities assumed, with the excess amount allocated to goodwill which totaled $5,240,000. Goodwill is being amortized over a period of fifteen years utilizing the straight line method. The acquisition was financed by the BT Credit Agreement, as amended (see Note 8).

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


(3)       Dispositions

          GTC completed a series of transactions which, in the aggregate, resulted in the sale of substantially all of the assets of its name brand products business units, including the assets of its Metrum subsidiary. On May 31, 1995, the assets of the peripherals products business unit of Metrum were sold for $5,247,000, consisting of cash of $3,655,000 and a note receivable from the buyer of $1,592,000. On June 6, 1995, the assets of the imaging business unit of Metrum were sold for $1,331,000 cash. On February 9, 1996, the assets of the instrumentation products business unit of Metrum were sold to Bell (see Note
15). On March 22, 1996, GTC sold substantially all of the assets related to its Badger line of name brand products for $1,457,000 in cash. The sales price for each transaction approximated the net book value of the respective business units on the date of sale. The proceeds from the sale transactions were used to reduce GTC's debt balance and to fund working capital needs.

          On June 30, 1997, GTC sold to SCI Systems, Inc., SCI Systems De Mexico S.A. de C.V. and SCI Holdings, Inc., (collectively "SCI"), all of the Company's investment in the capital stock and/or equity interests of three of its wholly-owned subsidiaries, Group Technologies S.A. de C.V., Group Technologies Suprimentos de Informatica Industia E Comercio Ltda., and Group Technologies Integraoes em Electronica Ltda. These three subsidiaries comprised all of GTC's Latin American operations. GTC also sold or assigned to SCI certain assets principally used in or useful to the operations being sold, including accounts receivable, inventory, equipment, accounts payable and equipment leases. The initial sales price of the aforementioned assets totaled $18,000,000 in cash and the assumption by SCI of certain liabilities. Pursuant to procedures described in the purchase and sale agreement, the price is subject to subsequent adjustment, upward or downward, based upon, among other things, the value of the net assets of GTC's Latin American operations at June 29, 1997. GTC expects to repay $2,914,000 of the initial sales price to SCI, subject to a final determination to be made in accordance with the purchase and sale agreement. GTC recognized a gain of $3,200,000 after giving consideration to its recorded liability and expected repayment of $2,914,000, relative to this disposition.

(4)       Accounts Receivable

          Accounts receivable consist of the following:

                                                        December 31,
                                                     ------------------
                                                      1996      1997
                                                     -------   -------
                                                      (in thousands)

     Commercial......................................$33,641   $23,899
     United States Government........................  5,624     5,758
                                                     -------   -------
                                                      39,265    29,657
     Allowance for doubtful accounts................. (2,011)   (1,097)
                                                     -------   -------
                                                     $37,254   $28,560
                                                     =======   =======

          Accounts receivable from the U.S. Government includes amounts due under long-term contracts, all of which are billed at December 31, 1996 and 1997, of $2,463,000 and $1,144,000, respectively. The provision for doubtful accounts totaled $1,523,000, $1,208,000 and $718,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED



(5)    Inventories

       Inventories consist of the following:

                                                                                                                    December 31,
                                                                                                                --------------------
                                                                                                                    1996       1997
                                                                                                                 -------   --------
                                                                                                                   (in thousands)

     Raw materials.............................................................................................   $20,360  $ 27,007
     Work-in process...........................................................................................    11,993    14,954
     Finished goods............................................................................................       847     6,725
     Costs relating to long-term contracts and programs, net of amounts
      attributed to revenue recognized to date.................................................................    11,655    17,729
     Progress payments related to long-term contracts and programs                                                 (3,292)   (5,189)
     LIFO reserve..............................................................................................      (744)     (720)
     Reserve for excess and obsolete inventories...............................................................    (6,531)  (15,639)
                                                                                                                  -------  --------
                                                                                                                  $34,288  $ 44,867
                                                                                                                  =======  ========

     The preceding amounts include inventories valued under the last-in, first-out ("LIFO") method totaling $6,512,000 and $4,966,000 at December 31, 1996 and 1997, respectively, which approximates replacement cost. Provisions for obsolete, inactive and unsalable inventories totaled $6,990,000, $4,106,000 and $2,129,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

(6)  Property, Plant and Equipment

     Property, plant and equipment consists of the following:


                                                                                                                    December 31,
                                                                                                                -------------------
                                                                                                                  1996       1997
                                                                                                                --------   --------
                                                                                                                   (in thousands)
     Land and land improvements................................................................................ $  4,656   $    976
     Buildings and building improvements.......................................................................   35,990     11,513
     Machinery, equipment, furniture and fixtures..............................................................   59,356     52,426
     Facilities in progress....................................................................................      943        866
                                                                                                                --------   --------
                                                                                                                 100,945     65,781
     Accumulated depreciation..................................................................................  (52,343)   (38,896)
                                                                                                                --------   --------
                                                                                                                $ 48,602   $ 26,885
                                                                                                                ========   ========

     Depreciation expense totaled $9,350,000, $9,218,000 and $6,620,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


(7)  Accrued Liabilities

     Accrued liabilities consist of the following:

                                                                             December 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (in thousands)
     Payments received from customers in excess of contract costs........  $ 3,657   $ 2,691
     Employee benefit plan accruals......................................    6,241     5,547
     Other...............................................................   14,697    23,629
                                                                           -------   -------
                                                                           $24,595   $31,867
                                                                           =======   =======

     Included in other accrued liabilities are employee payroll deductions, advance payments, accrued operating expenses and accrued interest, none of which exceed 5% of total current liabilities.

(8)  Long-Term Debt

     Long-term debt consists of the following:

                                                                             December 31,
                                                                           -----------------
                                                                             1996     1997
                                                                           -------   -------
                                                                             (in thousands)
     BT Term Loan........................................................  $    --   $14,500
     BT Revolver.........................................................       --    16,150
     Bell Mortgage Note..................................................    1,993        --
     Bell Reducing Revolver Note.........................................   11,850        --
     GTC Revolver........................................................    6,934        --
     GTC Term Note.......................................................    2,690        --
     P-IV Mortgage Note..................................................   17,398        --
     P-IV Second Mortgage Note...........................................    1,300        --
     Other...............................................................    4,552       690
                                                                          --------   -------
                                                                            46,717    31,340
     Less unamortized original issue discount............................     (120)       --
     Less current portion................................................  (25,009)   (3,477)
                                                                          --------   -------
                                                                          $ 21,588   $27,863
                                                                          ========   =======

     On March 21, 1997, Bell and TTT entered into a financing agreement (the "BT Credit Agreement"). On November 14, 1997, the BT Credit Agreement was amended to, among other things, include GTC and MDI as additional borrowers. Under the BT Credit Agreement's terms, a bank committed a maximum of $45,000,000 for cash borrowings and letters of credit. The BT Credit Agreement provides for a term loan (the "BT Term Loan") which permits borrowings of up to $15,000,000 and a revolving credit loan (the "BT Revolver") which permits borrowings and letters of credit up to a maximum of $30,000,000, subject to a $5,000,000 limit for letters of credit. Under the terms of the BT Credit Agreement, interest rates are determined at the time of borrowing and are based on the prime rate, the London Interbank Offered Rates plus a spread, or certain alternative rates, and approximated 7.4% at December 31, 1997. The BT Credit Agreement also requires compliance with a number of financial and non-financial covenants and prohibits the Company from paying dividends. The commitment fee on the unused portion of the revolving credit loan is 0.15% to 0.35% per annum. All borrowings under the BT Credit Agreement are secured by substantially all of the assets of Bell, TTT, GTC, MDI and a pledge of all shares of common stock of Bell, TTT, GTC and MDI owned by GFP. The proceeds from the BT Credit Agreement were used to repay all debt outstanding under the credit agreements of Bell and

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


TTT. In connection with the November 14, 1997 amendment, the Company borrowed $14,400,000 to finance the acquisition of substantially all of the assets of Datatape by MDI. Under the terms of the BT Credit Agreement, principal payments of $750,000 per quarter are due beginning March 1998, through September 30, 2002, which is also the maturity date for the BT Term Loan and the BT Revolver.

     GTC's financing agreement with its bank (the "GTC Credit Agreement") was entered into on March 29, 1996 and amended on March 28, 1997. The GTC Credit Agreement provided GTC with a revolving line of credit facility (the "GTC Revolver"), a $3,300,000 two-year facility (the "GTC Term Note") and an additional $5,000,000 facility (the "1996 Note"). The 1996 Note was repaid in full during 1996. The GTC Revolver and the GTC Term Note were repaid in full on June 30, 1997 with proceeds from the sale of GTC's Latin American operations (see Note 3). The GTC Credit Agreement was terminated on June 30, 1997.

     GTC, in conjunction with the GTC Credit Agreement, paid a $250,000 fee and issued warrants to purchase 1,200,000 shares of common stock at $0.01 per share to the lender. Upon execution of the Credit Agreement, 200,000 of the warrants became exercisable and, on March 31, 1997, an additional 125,000 of the warrants became exercisable. The exercise period for the 325,000 warrants expires on March 29, 2001. As a result of the early repayment and termination of the GTC Credit Agreement, the remaining 875,000 unvested warrants were forfeited by the lender.

     The P-IV mortgage notes were repaid on February 28, 1997 in connection with the sale of assets by P-IV (see Note 17).

     The annual maturities of long-term debt are presented below. Maturities of debt under the BT Revolver have been reported on the basis that the commitment to lend under this agreement will be terminated at the end of its current term.


                                                            (in thousands)
     1998.................................................      $ 3,477
     1999.................................................        3,213
     2000.................................................        3,000
     2001.................................................        3,000
     2002.................................................        3,000
     2003 and thereafter..................................       15,650
                                                                -------
                                                                $31,340
                                                                =======

     Interest paid during the years ended December 31, 1995, 1996 and 1997 totaled $7,381,000, $6,082,000 and $2,238,000, respectively.

(9)  Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at their carrying amount which approximates fair value because of the short-term maturity of those instruments. The carrying amount of debt outstanding under the Company's revolving credit agreement approximates fair value, due to the short-term nature of the instrument. The carrying amount of other long-term debt is assumed to approximate fair value because there have not been any significant changes in market conditions or specific circumstances since the instruments were recorded.

(10) Employee Benefit Plans

     TTT has a number of noncontributory defined benefit pension plans (the
"TTT Pension Plans") covering substantially all employees. TTT Pension Plans covering salaried and management employees provide pension benefits that are based on the employees' highest 5-year average compensation within 10 years before retirement. TTT Pension Plans covering hourly employees and union members generally provide benefits at stated amounts for each year of

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

service. TTT's funding policy is to make the minimum annual contributions required by the applicable regulations. Pension expense for the years ended December 31, 1995, 1996 and 1997 totaled $708,000, $825,000 and $766,000, respectively. The net pension cost of the TTT Pension Plans included the following components:

                                                                                              Years ended December 31,
                                                                                             -------------------------
                                                                                               1995     1996     1997
                                                                                             -------   ------   ------
                                                                                                   (in thousands)
Service cost benefits earned during the period.............................................  $   147   $  183   $  157
Interest cost of projected benefit obligation..............................................    1,175    1,266    1,312
Net amortizations and deferrals............................................................    1,323       32      889
Actual return on plan assets...............................................................   (1,937)    (656)  (1,592)
                                                                                             -------   ------   ------
                                                                                             $   708   $  825   $  766
                                                                                             =======   ======   ======

          The significant assumptions used in accounting for the TTT Pension Plans are as follows:

                                                                                                            1996     1997
                                                                                                           ------   -------
Discount rate used in determining present values...........................................                 8.75%    8.00%
Annual increase in future compensation levels..............................................                 4.75%    4.75%
Expected long-term rate of return on assets................................................                 8.50%    8.50%

          The funded status of the TTT Pension Plans and amounts recognized in the Company's consolidated balance sheets are as follows:

                                                                                                             December 31,
                                                                                                          -----------------
                                                                                                            1996     1997
                                                                                                          -------   -------
                                                                                                           (in thousands)
 Accumulated benefit obligation, including vested benefits of 1996 - $14,576,000; 1997 - $16,555,000.     $15,337   $16,933
                                                                                                          =======   =======
     Projected benefit obligation for service rendered to date.......................................     $15,637   $17,195
     Plan assets at fair value (primarily debentures, stocks and cash)...............................      10,303    11,924
                                                                                                          -------   -------
     Projected benefit obligation in excess of plan assets...........................................       5,334     5,271
     Unrecognized prior service cost.................................................................      (1,075)     (920)
     Unrecognized net gain...........................................................................         837      (775)
     Additional pension liability....................................................................         790     1,076
                                                                                                          -------   -------
     Accrued pension cost............................................................................     $ 5,886   $ 4,652
                                                                                                          =======   =======
     Included in:

       Current liabilities...........................................................................     $ 1,263   $ 1,428
       Noncurrent liabilities........................................................................     $ 4,623   $ 3,224

          The Company sponsors defined contribution plans (the "Defined Contribution Plans") for substantially all employees of the Company. The Defined Contribution Plans are intended to meet the requirements of Section 401(k) of the Internal Revenue Code. The Defined Contribution Plans allow the Company to match participant contributions as approved by the respective Board of Directors of GFP and of each its subsidiaries, and certain of the Defined Contribution Plans include required base contributions and discretionary contributions. Contributions to the Defined Contribution Plans for 1995, 1996 and 1997 totaled $3,079,000, $2,676,000 and $1,863,000, respectively.

          The Company has partially self-insured medical plans (the "Medical Plans") for the employees of GTC. The Medical Plans limit the Company's annual obligations to fund claims to specified amounts per participant and in the aggregate. The Company is adequately insured for amounts in excess of these limits. Employees are responsible, in some instances, for payment of a portion of the premiums. During 1995, 1996 and 1997, the Company charged $4,526,000,

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


$3,732,000 and $2,265,000, respectively, to operations related to reinsurance premiums, medical claims incurred and estimated, and administrative costs for the Medical Plans. Claims paid during 1995, 1996 and 1997 did not exceed the aggregate limits.

(11) Commitments And Contingencies

     The Company leases certain of its real property and certain computer, manufacturing and office equipment under operating leases with terms ranging from month-to-month to 10 years and which contain various renewal and rent escalation clauses. Future minimum noncancelable lease payments for each year ending December 31, are as follows:

                                                           (in thousands)
     1998................................................     $ 4,442
     1999................................................       3,384
     2000................................................       2,250
     2001................................................       2,122
     2002................................................       1,479
     2003 and thereafter.................................         585
                                                              -------
                                                              $14,262
                                                              =======

     Rent expense for the years ended December 31, 1995, 1996 and 1997 totaled $6,104,000, $4,892,000 and $3,406,000, respectively.

     TTT is a co-defendant in two lawsuits in Louisiana arising out of an explosion in a coker plant owned by Exxon Corporation located in Baton Rouge, Louisiana. According to the complaints, TTT is the alleged manufacturer of a carbon steel pipe elbow which failed causing the explosion which destroyed the coker plant and caused unspecified damages to surrounding property owners. The suits are being defended for TTT by its insurance carrier. One of the actions was brought by Exxon and claims damages for destruction of the plant which Exxon estimates exceed $100,000,000. In this action TTT is a co-defendant with the fabricator who built the pipe line in which the elbow was incorporated and with the general contractor for the plant. The second action is a class action filed on behalf of the residents living around the plant and claims damages in an amount as yet undetermined. Exxon is a co-defendant with TTT, the contractor and the fabricator in this action. TTT intends to vigorously defend its case and believes that a settlement or related judgement would not result in a material loss to TTT or the Company. No amounts are recorded on the books of the Company in anticipation of a loss on this contingency.

     The Company is involved in certain litigation and contract issues arising in the normal course of business. While the outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent therein, management does not expect that these matters will have a material adverse effect on the consolidated financial position or results of operations of the Company.

(12) Stock Plans

     The Company has various stock option plans, stock purchase plans and incentive plans which provide for the issuance of common stock to the employees of each company. The Company has also adopted a formula price (the "Formula Price") valuation as a basis for establishing a value for a share of common stock for all stock which is not publicly traded. Effective March 31, 1996, Unison terminated its existing stock plans and repurchased all outstanding shares from its employees.

     The Formula Prices for GFP, Bell and TTT are determined by the Board of Directors of the respective companies (the "Boards"). In determining the Formula Prices, the Boards consider a number of factors generally used in the evaluation of securities of closely held and of publicly held companies; however, the decisions by the Boards have

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

been based primarily on the judgment of the Boards in the application of these factors to arrive at Formula Prices which the Boards believe approximate market value. The judgment of the Boards is based on the long-range prospects of the respective companies as opposed to short-range trends of the companies or to the values of securities generally.

     The principal shareholders of GFP consist of five members of the Gill family, who, in the aggregate, own approximately 99% of the issued and outstanding stock of GFP as of December 31, 1997. The remaining shares of common stock of GFP are held by four employees not related to the Gill family.

     Shares of common stock issued to employees of GFP, Bell and TTT are subject to restriction agreements (the "Stock Restriction Agreements"), under which the Company is required to redeem all shares offered for redemption at the option of the employee. The Stock Restriction Agreements also require the redemption of all shares held by an employee upon the termination, retirement, disability or death of the employee. Such redeemable common stock is shown in the accompanying consolidated balance sheets separately from shareholders' equity and is carried at its redemption value at December 31, 1996 and 1997. Common stock held by the principal shareholders of GFP is not subject to the redemption obligation and is shown in the accompanying consolidated balance sheets in shareholders' equity.

     Stock Purchase Plan

     The stock purchase plans (the "Stock Purchase Plans") permit eligible employees to purchase common stock of their respective companies for cash or through payroll deductions for the Formula Price at the purchase date. An employee is awarded one bonus share of common stock (a "Bonus Share") for every three shares purchased. Bonus Shares vest over periods ranging from 18 to 24 months following the award date. Deferred compensation is recorded for Bonus Shares and is amortized on a straight-line basis over the vesting period.

     Incentive Plans

     The incentive plans (the "Incentive Plans") provide for incentive awards to be made to certain employees for individual performance and to all employees or certain key employees based upon the achievement of selected financial measures of the respective companies for each calendar year as compared on a year-to-year basis. Compensation expense is recognized for the Incentive Plans in the year in which the individual performance and financial measures are achieved.

     Stock Option Plan

     Under the stock option plans (the "Stock Option Plans"), options to purchase common stock may be granted to certain key employees and independent directors of subsidiaries. Options granted under the Stock Option Plans have maximum terms ranging from 8 to 13 years. The exercise price of all options issued under the Stock Option Plans must be at least 100% of the Formula Price or, in the case of GTC, the fair market value of such shares on the date of grant. Stock options issued by companies which do not have publicly traded common stock are subject to agreements which require the respective companies to redeem the options for the amount by which the Formula Price on the exercise date exceeds the exercise price. Each company's Board of Directors or its designated committee selects the individuals who will be granted options and determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the price at which shares subject to options may be purchased.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


The following table summarizes option activity for the years ended December 31, 1995, 1996 and 1997:


                                             GFP                     TTT                   Bell                     GTC
                                    ----------------------  --------------------- ----------------------- -----------------------
                                               Exercise               Exercise                Exercise                 Exercise
                                                Price                   Price                  Price                    Price
                                    Shares      Range       Shares      Range     Shares       Range       Shares       Range
                                    ------  --------------  ------  ------------- -------  -------------- ---------  ------------
Balance at
 January 1, 1995..................   6,880  $45.99 - 73.40  55,000  $        9.05  62,150  $ 9.92 - 13.56 1,030,000  $1.67 - 7.75
Granted...........................      --              --      --             --  24,500           15.49   204,951   4.50 - 6.38
Exercised.........................      --              --      --             --      --              --   (90,000)         1.67
Forfeited.........................      --              --      --             --  (2,000)          15.49  (125,000)  6.00 - 6.25
Expired...........................      --              --      --             -- (10,000)          10.38        --            --
                                    ------  --------------  ------  ------------- -------  -------------- ---------  ------------
Balance at December 31, 1995......   6,880   45.99 - 73.40  55,000           9.05  74,650    9.92 - 15.49 1,019,951   1.67 - 7.75
Granted...........................      --              --  20,000          10.75  35,000   13.47 - 16.56   631,437   0.84 - 3.00
Exercised.........................    (280)          73.40      --             --      --              --        --            --
Forfeited.........................      --              --      --             --      --              --  (251,700)  2.35 - 6.00
Expired...........................      --              --      --             --      --              --  (150,000)         2.35
                                    ------  --------------  ------  ------------- -------  -------------- ---------  ------------
Balance at December 31, 1996......   6,600   45.99 - 73.40  75,000   9.05 - 10.75 109,650    9.92 - 16.56 1,249,688   0.84 - 7.75
Granted...........................      --              --      --             --      --              --   806,879   0.88 - 4.03
Exercised.........................      --              --  (5,000)          9.05 (36,350)   9.92 - 15.49      (600)         2.75
Forfeited.........................      --              --      --             --      --              --  (411,600)  1.06 - 5.25
                                    ------  --------------  ------  ------------- -------  -------------- ---------  ------------
Balance at December 31, 1997......   6,600  $45.99 - 73.40  70,000  $9.05 - 10.75  73,300  $ 9.92 - 16.56 1,644,367  $0.84 - 7.75
                                    ======  ==============  ======  ============= =======  ============== =========  ============
Exercisable at December 31, 1997..   6,600  $45.99 - 73.40  50,000  $        9.05  50,550  $ 9.92 - 16.56   594,322  $0.84 - 7.75
                                    ======  ==============  ======  ============= =======  ============== =========  ============

     Accounting for Stock Based Compensation

     The Company applies Accounting Principles Board ("APB") Opinion No.
25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company recognized compensation expense of $535,000 in its 1996 consolidated statement of operations for the excess of the fair market value of the GFP common stock on the date of extension over the stated exercise price related to the change in terms of the GFP options. Fair market value on the date of extension was determined by reference to the applicable Formula Price for the GFP common stock at such date. In the case of certain employee stock options granted by Bell during the year ended December 31, 1996, the Company recognized compensation expense of approximately $30,000 for stock options granted with an exercise price below the applicable Formula Price for the Bell common stock on the date of grant.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


     Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options issued by the Company, excluding those issued by GTC which is a public company, were estimated at the date of grant using the minimum value method. The fair value for the options issued by GTC were estimated at the date of grant using a Black-Scholes option pricing model. The following weighted-average assumptions were used for options granted during the years ended December 31, 1995, 1996 and 1997:

                                       GFP, TTT and
                                       Bell Options           GTC Options
                                    ------------------     ------------------
                                       Years ended            Years ended
                                       December 31,           December 31,
                                    ------------------     ------------------
                                    1995   1996   1997     1995   1996   1997
                                    ----   ----   ----     ----   ----   ----
     Risk-free interest rate......  5.00%  5.00%    --     5.88%  5.88%  5.75%
     Expected life in years.......   9.2   8.2      --     2.7    2.6    3.3
     Expected dividend yield......  0.00%  0.00%    --     0.00%  0.00%  0.00%
     Expected volatility..........    --     --     --     0.71   0.71   1.12

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                  Years ended December 31,
                                                            -------------------------------------
                                                              1995            1996          1997
                                                            --------        -------        ------
                                                            (in thousands, except per share data)

     Pro forma (loss) income from continuing operations...  $(11,889)       $(2,805)       $1,185
                                                            ========        =======        ======
     Pro forma net (loss) income..........................  $ (8,157)       $   652        $5,002
                                                            ========        =======        ======
     Pro forma basic (loss) earnings per common share:
       Loss from continuing operations....................  $ (37.60)       $ (8.88)       $ 3.75
       Net (loss) income..................................  $ (25.79)       $  2.06        $15.83

     Pro forma diluted (loss) earnings per common share:
       (Loss) income from continuing operations...........  $ (37.03)       $ (8.76)       $ 3.70
       Net (loss) income..................................  $ (25.40)       $  2.04        $15.63

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


     The per share weighted average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                         Years ended December 31,
                                                                  -------------------------------------
                                                                   1995            1996            1997
                                                                  -----           -----           -----
                                                                  (in thousands, except per share data)
      TTT.......................................................  $  --           $3.88           $  --

      Bell
        Exercise price equal to market price on date of grant...  $6.52           $6.64           $  --
        Exercise price less than market price on date of grant..  $  --           $5.44           $  --
      GTC.......................................................  $2.76           $1.10           $1.30

     The following table summarizes the weighted average exercise prices for option activity for the years ended December 31, 1996 and 1997:

                                GFP            TTT            Bell            GTC
                          --------------  -------------  --------------  ------------
                            1996    1997    1996   1997    1996    1997   1996   1997
                          ------  ------  ------  -----  ------  ------  -----  -----
Balance at January 1....  $49.89  $48.90  $ 9.05  $9.50  $12.57  $13.24  $2.33  $2.30

Granted.................      --      --   10.75     --   16.41      --   2.46   1.29
Exercised...............   73.40      --      --   9.05   13.47   13.85     --   2.75
Forfeited...............      --      --      --     --      --      --   2.79   2.23
Expired.................      --      --      --     --      --      --   2.35     --

Balance at December 31..  $48.90  $48.90  $ 9.50  $9.54  $13.24  $12.94  $2.30  $1.82

                 GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

          The following table summarizes certain weighted average data for options outstanding and currently exercisable at December 31, 1997:

                                                                               Outstanding                       Exercisable
                                                                    ----------------------------------    ------------------------
                                                                                     Weighted Average
                                                                                  --------------------                    Weighted
                                                                                             Remaining                    Average
                                                                                  Exercise  Contractual                   Exercise
 Exercise Price Range                                                  Shares      Price       Life          Shares        Price
---------------------                                               ------------  --------  -----------   -------------   --------
 GFP:

   $45.99.........................................................         5,900    $45.99          7.7           5,900     $45.99
   $73.40.........................................................           700    $73.40          8.2             700     $73.40
                                                                       ---------                          -------------
    Total.........................................................         6,600    $48.90          7.8           6,600     $48.90
                                                                       =========                          =============

 TTT:
   $9.05 - $10.75.................................................        70,000    $ 9.54          4.3          50,000     $ 9.05
 Bell:
   $9.92 - $13.56.................................................        46,300    $10.96          1.9          45,550     $10.95
   $15.49 - $16.56................................................        27,000    $16.34          7.6           7,000     $16.15
                                                                       ---------                          -------------
    Total.........................................................        73,300    $12.94          4.0          52,550     $11.64
                                                                       =========                          =============

 GTC:

   $0.84 - $1.28..................................................       702,638    $ 1.15          8.2          88,030     $ 1.16
   $1.38 - $1.88..................................................       415,872    $ 1.64          2.8         340,967     $ 1.64
   $2.25 - $3.13..................................................       440,201    $ 2.46          6.1          58,400     $ 2.78
   $3.75 - $4.50..................................................        63,705    $ 4.14          6.9          34,472     $ 4.35
   $5.75 - $7.75..................................................        21,951    $ 6.84          7.3          21,951     $ 6.84
                                                                       ---------                          -------------
    Total.........................................................     1,644,367    $ 1.82          6.2         543,820     $ 2.07
                                                                       =========                          =============

(13) Income Taxes

     The components of income tax (benefit) expense are as follows:

                                                                              Years Ended December 31,
                                                                         ----------------------------------
                                                                           1995         1996         1997
                                                                         -------    ------------   --------
                                                                                    (in thousands)
 Current:
   Federal.........................................................      $(4,123)       $   (189)    $1,171
   State...........................................................          507             407        138
   Foreign and other...............................................          449             495        169
                                                                         -------   -------------   --------
                                                                          (3,167)            713      1,478

 Deferred:
   Federal........................................................            22             931       (251)
   State..........................................................            36             (30)       (84)
                                                                         -------   -------------   --------
                                                                              58             901       (335)
                                                                         -------   -------------   --------
                                                                         $(3,109)       $  1,614     $1,143
                                                                         =======   =============   ========

          Income taxes paid during 1995, 1996 and 1997 totaled $954,000, $3,708,000 and $3,760,000, respectively. Income tax refunds received during 1996 and 1997 totaled $4,518,000 and $1,373,000, respectively.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


     The following is a reconciliation of income tax (benefit) expense to that computed by applying the federal statutory rate of 34% to income before income taxes, minority interest and discontinued operations:

                                                                      Years ended December 31,
                                                                     ---------------------------
                                                                      1995      1996      1997
                                                                     -------   -------   -------
                                                                           (in thousands)
     Federal tax at the statutory rate.............................  $(6,259)  $  (897)  $   691
     State income taxes, net of federal tax benefit................      215       372        47
     Foreign income taxes..........................................      428       481       152
     State tax net operating loss carryforward.....................   (1,080)     (671)      (29)
     Change in valuation allowance for deferred tax asset..........    4,367     1,144       247
     Other.........................................................     (780)    1,185        35
                                                                     -------   -------   -------
                                                                     $(3,109)  $ 1,614   $ 1,143
                                                                     =======   =======   =======

     Deferred income tax assets and liabilities are as follows:

                                                                       December 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     -------   -------
                                                                      (in thousands)
     Deferred tax assets:
      Compensation and benefit accruals............................  $ 1,356   $ 1,381
      Inventory valuation..........................................    1,168     1,251
      Net operating loss carryforward..............................    1,908       975
      Accounts receivable allowance................................      603       194
      Depreciation.................................................       27        --
      Defined benefit pension plan.................................    1,476     1,361
      Other........................................................    1,075     2,514
                                                                     -------   -------
                                                                       7,613     7,676
      Valuation allowance..........................................   (6,511)   (6,758)
                                                                     -------   -------
                                                                       1,102       918

     Deferred tax liabilities:
      Stock issuance by subsidiary.................................   (5,051)   (5,051)
      Depreciation.................................................       --      (685)
      Contract provisions..........................................     (130)     (194)

      Other........................................................      (54)       --
                                                                     -------   -------
                                                                      (5,235)   (5,930)
                                                                     -------   -------
     Net deferred tax liability....................................  $(4,133)  $(5,012)
                                                                     =======   =======

     During the years ended December 31, 1995, 1996 and 1997, the Company recorded valuation allowances totaling $4,367,000, $1,144,000 and $247,000, respectively, on its deferred tax assets to reduce the total to an amount that management believes will more likely than not be realized. Realization of deferred tax assets is dependent upon sufficient taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

     At December 31, 1997, for state income tax purposes, GTC and Bell had net operating loss carryforwards of approximately $17,740,000 and $718,000, respectively. The GTC and Bell state tax net operating loss carryforwards will expire beginning in 2010 and 2001, respectively.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


(14) Earnings Per Common Share

     The calculation of basic and diluted earnings per common share is as follows for the years ended December 31, 1995, 1996 and 1997:

                                                                          Years Ended December 31,
                                                   ----------------------------------------------------------------------
                                                           1995                     1996                     1997
                                                   --------------------     --------------------     --------------------
                                                     Basic     Diluted        Basic     Diluted        Basic     Diluted
                                                   ---------  ---------     ---------  ---------     ---------  ---------
(Loss) earnings per common share:

  (Loss) income from continuing operations.......  $ (37.20)  $ (36.64)     $  (8.03)  $  (7.92)     $   4.83   $   4.77
  Loss from discontinued operations..............     (2.86)     (2.82)        (1.93)     (1.90)        (1.19)     (1.17)
  Gain on disposal of discontinued operations....     14.66      14.44         12.87      12.70         13.27      13.10
                                                   --------   --------      --------   --------      --------   --------

  Net (loss) income per common share.............  $ (25.40)  $ (25.02)     $   2.91   $   2.88      $  16.91   $  16.70
                                                   ========   ========      ========   ========      ========   ========

     The calculation of weighted average equivalent shares outstanding is as follows:

                                                                     Years Ended December 31,
                                              ---------------------------------------------------------------------
                                                      1995                     1996                     1997
                                              -------------------      -------------------      -------------------
                                                Basic     Diluted        Basic     Diluted        Basic     Diluted
                                              --------   --------      --------   --------      --------   --------
Shares of GFP common stock outstanding......   316,232    316,232       313,006    313,006       315,962    315,962

Employee compensation-related shares,
  including stock options...................        --      4,852            --      4,122            --      4,118
                                              --------   --------      --------   --------      --------   --------
                                               316,232    321,084       313,006    320,128       315,962    320,080
                                              ========   ========      ========   ========      ========   ========

(15) Related Party Transaction

     On February 9, 1996, Bell purchased the assets of the instrumentation products business unit of Metrum from GTC for $10,000,000 cash and an earn-out provision which provides for additional payments to GTC, up to $3,000,000 in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2000. Due to the common ownership of GFP in GTC and Bell, an independent opinion was obtained which indicated that the consideration received by GTC for the sale of the instrumentation products business was fair, from a financial point of view, to the unaffiliated shareholders of GTC.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


(16) Segment Information

  Industry Segments

     The Company operates in two industry segments: Electronics Services and Forging and Fabrication Services. The Company's real estate operations were formerly included in a third industry segment; however, these operations were terminated effective with the divestiture of the Company's sole remaining property in the first quarter of 1997, and accordingly, the results of operations for the real estate segment are presented as discontinued operations in the Company's consolidated statements of operations for the years ended December 31, 1995, 1996 and 1997 (see Note 17). All of the real estate operations were located in the United States.

     Revenue by industry segment consists of sales to customers, as reported in the Company's consolidated statements of operations. There were no intersegment sales during the three years ended December 31, 1997.

     Operating profit by industry segment is total revenue less operating expenses. In computing operating profit by industry segment, the effects of general corporate expenses, interest income and expense, gains and losses on asset disposals, minority interests, other income and expense items and income taxes are not included.

     Identifiable assets by industry segment are those assets used in the Company's operations in each segment. General corporate assets are principally cash and cash equivalents. Capital expenditures are reported exclusive of acquisitions.

     Information about the Company's industry segments for the three years ended December 31, 1997 are as follows:

                                                                                              Years ended December 31,
                                                                                           ------------------------------
                                                                                             1995       1996       1997
                                                                                           --------   --------   --------
                                                                                                   (in thousands)
     Revenue:
     Electronics Services................................................................  $305,119   $283,915   $185,854
     Forging and Fabrication Services....................................................    23,858     24,683     31,501
                                                                                           --------   --------   --------
                                                                                           $328,977   $308,598   $217,355
                                                                                           ========   ========   ========

     (Loss) income before income taxes, minority interests and discontinued operations:
     Electronics Services................................................................  $(15,975)  $   (501)  $     60
     Forging and Fabrication Services....................................................     1,280      1,225      2,042
                                                                                           --------   --------   --------
     Operating (loss) profit.............................................................   (14,695)       724      2,102
     General corporate...................................................................      (121)      (211)      (317)
     Interest expense....................................................................    (3,397)    (3,979)    (1,959)
     Other income (expense), net.........................................................      (196)       828      2,205
                                                                                           --------   --------   --------
                                                                                           $(18,409)  $ (2,638)  $  2,031
                                                                                           ========   ========   ========

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED


                                                     Years ended December 31,
                                               ----------------------------------

                                                 1995           1996       1997
                                               --------       --------   --------
                                                         (in thousands)

     Identifiable Assets:
     Electronics Services....................  $129,330       $ 97,160   $ 97,978
     Forging and Fabrication Services........    13,174         16,221     16,946
     General Corporate.......................     4,021          4,084      5,684
                                               --------       --------   --------
                                                146,525        117,465    120,608
      Discontinued Operations (Real Estate)..    26,503         15,495         --
                                               --------       --------   --------
                                               $173,028       $132,960   $120,608
                                               ========       ========   ========
     Depreciation and Amortization:
     Electronics Services....................  $  6,713       $  7,033   $  6,111
     Forging and Fabrication Services........       581            629        816
     General Corporate.......................        59             56         93
                                               --------       --------   --------
                                                  7,353          7,718      7,020
      Discontinued Operations (Real Estate)..     2,891          2,179        379
                                               --------       --------   --------
                                               $ 10,244       $  9,897   $  7,399
                                               ========       ========   ========

     Capital Expenditures:
     Electronics Services....................  $  8,844       $  5,266   $  3,329
     Forging and Fabrication Services........       369          1,614      2,294
     General Corporate.......................        78             29        108
                                               --------       --------   --------
                                                  9,291          6,909      5,731
     Discontinued Operations (Real Estate)...       910            457         15
                                               --------       --------   --------
                                               $ 10,201       $  7,366   $  5,746
                                               ========       ========   ========

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

  Geographic Segments:

     Through June 30, 1997, the Company was a multinational corporation with operations in the United States, Mexico and Brazil. Revenue and operating profit information presented below for the Company's geographic segments relates to the Company's continuing operations. Information about the Company's operations in geographic areas for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                    Years ended December 31,
                                 ------------------------------
                                   1995       1996       1997
                                 --------   --------   --------
                                         (in thousands)
     Revenue:
     United States.............  $288,845   $250,141   $200,424
     Latin America.............    40,132     58,457     16,931
                                 --------   --------   --------
                                 $328,977   $308,598   $217,355
                                 ========   ========   ========
     Operating (Loss) Profit:
     United States.............  $(12,640)  $  2,040   $  4,274
     Latin America.............    (2,055)    (1,316)    (2,172)
                                 --------   --------   --------
                                 $(14,695)  $    724   $  2,102
                                 ========   ========   ========
     Identifiable Assets:
     United States.............  $146,971   $112,806   $120,608
     Latin America.............    26,057     20,154         --
                                 --------   --------   --------
                                 $173,028   $132,960   $120,608
                                 ========   ========   ========

     Identifiable assets of foreign subsidiaries are those assets related to the operations of those subsidiaries. United States assets consist of all other operating assets of the Company.

(17) Discontinued Operations

     The Company's real estate operations were divested at various times beginning in October 1995 and ending in February 1997. The real estate segment is accounted for as discontinued operations and, accordingly, the results of operations and related gain on the disposal of the properties are segregated in the accompanying consolidated statements of operations.

     On October 1, 1995, GFP Partners-II, Ltd. ("P-II") and its lender, which held a promissory note secured by a mortgage on a commercial office building and land located at 515 West Market Street in Louisville, Kentucky (the "515 Building"), executed an agreement which transferred title for the 515 Building to the lender in exchange for a release of P-II's liability for payment of the unpaid balance of the principal and accrued and unpaid interest due on the mortgage. As a result of the exchange, the Company recognized a gain on the extinguishment of debt of $4,637,000, net of applicable income taxes of $2,389,000, in its 1995 consolidated statement of operations.

     On April 1, 1996, GFP Partners-III, Ltd. ("P-III") and its lender, which held a promissory note secured by a mortgage on a commercial office building and land located at 500 New Circle Road in Lexington, Kentucky (the "North Park Building"), executed an agreement which transferred title for the North Park Building to the lender in exchange for a release of P-III's liability for payment of the unpaid balance of the principal and accrued and unpaid interest due on the mortgage. As a result of the exchange, the Company recognized a gain on the extinguishment of debt of $2,182,000, net of applicable income taxes of $915,000, in its 1996 consolidated statement of operations.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     On November 19, 1996, GFP Partners-VI, Ltd. ("P-VI") completed a transaction in which it sold to BSRT Riverport Corp. substantially all of the assets associated with the industrial warehouse and land located at 6310 Cane Run Road in Louisville, Kentucky. Assets sold included the leasehold interest in the real property and improvements thereon, related personal property and leases. The proceeds from the sale, net of related disposition expenses was approximately $3,900,000. The Company recognized a gain on the sale of $4,816,000, net of applicable income taxes of $2,017,000, in its 1996 consolidated statement of operations.

     On February 28, 1997, GFP Partners-IV, Ltd. ("P-IV") completed a transaction in which it sold to Empire State Collateral Corporation substantially all of the assets associated with the commercial office building and land located at 455 Fourth Avenue in Louisville, Kentucky and the parking garage and land located at 430 South Third Street in Louisville, Kentucky. Assets sold included the real property and improvements thereon, related personal property and leases. The proceeds from the sale, net of related disposition expenses totaled approximately $21,200,000, a portion of which was used to repay the mortgage note and second mortgage note secured by the real property. The Company recognized a gain on the sale of $6,352,000, net of applicable income taxes of $2,160,000, in its 1997 consolidated statement of operations.

     The components of net assets related to discontinued operations included in the consolidated balance sheet as of December 31, 1996 are as follows:

                                                   (in thousands)
     Current assets.............................      $   156
     Property, plant and equipment, net.........       15,248
     Accounts payable and accrued liabilities...          232
     Long-term debt, including current portion..       18,698
     Total assets...............................       15,495

(18) Subsequent Event

     On February 5, 1998, GFP entered into the Fourth Amended and Restated Agreement and Plan of Reorganization with TTT, Bell and GTC (the
"Reorganization"), which will result in, among other things, the merger of GFP with and into GTC and the conversion of all outstanding shares of common stock of GFP, TTT and Bell into shares of common stock of GTC.

     B.  Pro forma financial information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma combined financial statements were derived from, should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements of GFP and the notes thereto. GTC, Tube Turns and Bell are subsidiaries of GFP and are included in the consolidated financial statements of GFP. After the Reorganization, GFP will be the reporting entity from an accounting point of view and therefore, the following unaudited pro forma condensed combined financial statements are prepared to show the potential impact of the sale of GTC's Latin American operations, the Reorganization and the acquisition of Metrum-Datatape on the historical consolidated financial statements of GFP as if the transactions had been consummated as of January 1,1997 for the results of operations or as of December 31, 1997 for the balance sheet.

     The pro forma consolidated financial data are based upon certain assumptions and estimates and are not necessarily indicative of the results which would actually have been attained if the transactions had been consummated at the beginning of the indicated periods or as of the date specific, or which may be attained in the future.

     The sale of GTC's Latin American operations to SCI Systems, Inc. occurred on June 30, 1997. GTC utilized a portion of the sale proceeds to fully extinguish its debt payable to its primary lender and has terminated its credit agreement with that lender effective June 30, 1997. GFP completed the divestiture of all operations related to its real estate segment in the first quarter of 1997. The results of operations for the real estate segment are presented as discontinued operations in the historical consolidated financial statements of GFP and, therefore, are not included in the pro forma statements of operations.

     The acquisition of Metrum-Datatape occurred on November 14, 1997. Metrum-Datatape was acquired by a wholly owned subsidiary of GFP and was accounted for under the purchase method of accounting and, therefore, these pro forma financial statements are prepared on such a basis. The purchase price for Metrum-Datatape has been allocated to the assets and liabilities based upon preliminary estimates of their respective fair values and the pro forma adjustments do not give effect to any synergies.

     In the opinion of management, all adjustments necessary to present fairly such pro forma condensed combined financial statements, as set forth in the accompanying explanatory notes, have been made. The unaudited pro forma condensed combined statement of operations, which include results of operations as if the Reorganization had been consummated on January 1, 1997, do not reflect the effects of potential cost savings and operating synergies anticipated to result from the Reorganization.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)


                                                         Pro Forma Adjustments
                                                    ------------------------------                      Pro Forma
                                                        For the                                       Adjustments      Pro Forma
                                                     sale of GTC's                                      for the        Combined
                                            GFP      Latin American     For the       Pro Forma     Metrum-Datatape       and
                                        Historical  operations (1)  Reorganization     Combined     Acquisition (8)   Acquisition
                                        ----------  --------------  --------------    ---------     ---------------   -----------
Revenue..............................   $  217,355  $      (16,931)   $        --     $  200,424    $        31,215   $   231,639
Cost of operations...................      184,437         (17,776)            --        166,661             18,576       185,237
                                        ----------  --------------    ------------    ----------    ---------------   -----------
Gross profit.........................       32,918             845             --         33,763             12,639        46,402
Selling, general and administrative
 expense.............................       31,133            (880)           (22)(6)     30,231             10,167        40,398
                                        ----------  --------------    ------------    ----------    ---------------   -----------
Operating income.....................        1,785           1,725             22          3,532              2,472         6,004
Interest expense, net................        1,959            (915)(2)         --          1,044              1,035         2,079
Other (income) expense, net..........       (2,205)          3,205 (3)         --          1,000                102         1,102
                                        ----------  --------------    ------------    ----------    ---------------   -----------
Income before income taxes, minority
 interests and discontinued operations       2,031            (565)            22          1,488              1,335         2,823
Income taxes.........................        1,143            (152)(4)          8 (7)        999                494         1,493
                                        ----------  --------------    ------------    ----------    ----------------  -----------
Income before minority interests and
 discontinued operations.............          888            (413)            14            489                841         1,330
Minority interests...................          639              83 (5)       (722)(5)         --                 --            --
                                        ----------       ---------    ------------    ----------    ---------------   -----------
Income from continuing operations....   $    1,527       $    (330)   $      (708)    $      489    $           841   $     1,330
                                        ==========       =========    ============    ==========    ===============   ===========
Income per share from continuing
 operations..........................   $     4.77                                    $     0.05                      $      0.14
Weighted average shares outstanding..          320                                         9,685(15)                        9,685

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (in thousands)

                                                   Pro Forma
                                                  Adjustments
                                        GFP         for the      Pro Forma
                                     Historical  Reorganization   Combined
                                     ----------  --------------  ---------

ASSETS
Cash and cash equivalents...........  $  9,836     $   --         $  9,836
Accounts receivable.................    28,560         --           28,560
Inventories.........................    44,867         --           44,867
Other current assets................     2,062         --            2,062
                                      --------     ------         --------

Total current assets................    85,325         --           85,325

Property, plant and equipment, net..    26,885         --           26,885

Other assets........................     8,398      9,618 (9)       18,016
                                      --------     ------         --------

                                      $120,608     $9,618         $130,226
                                      ========     ======         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable....................  $ 14,858     $   --         $ 14,858
Accrued liabilities.................    31,867        254 (10)      32,121
Current portion of long-term debt...     3,477         --            3,477
                                      --------    -------         --------

Total current liabilities...........    50,202        254           50,456

Long-term debt......................    27,863         --           27,863
Other noncurrent liabilities........    10,325     (1,491) (11)      8,834
                                      --------    -------         --------

Total liabilities...................    88,390     (1,237)          87,153

Minority interests in subsidiaries..     3,569     (3,569) (12)         --
Redeemable common stock.............       921       (921) (10)         --

Common stock........................     7,892     (7,795) (13)         97

Additional paid-in capital..........        --      7,795 (13)      23,040
                                                      567 (10)
                                                   11,109 (14)
                                                    3,569 (12)

Retained earnings...................    19,836        100 (10)      19,936
                                      --------    -------         --------

Total shareholders' equity..........    27,728     15,345           43,073
                                      --------    -------         --------

                                      $120,608    $ 9,618         $130,226
                                      ========    =======         ========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Reflects the results of operations for GTC's Latin American operations for the year ended December 31, 1997 assuming the disposition of the operations occurred on January 1, 1997.

(2) Reflects the reduction in interest expense of $239,000 incurred by GTC's Latin American operations and a reduction of $676,000 resulting from the repayment of indebtedness with the proceeds of the disposition.

(3) Reflects the elimination of the $3,200,000 gain recognized by GTC on the June 30, 1997 sale of its Latin American operations, after giving consideration to an expected repayment to the buyer of $2,900,000, which is subject to final determination to be made in accordance with the purchase and sale agreement. GTC's deferred income tax assets are fully reserved, including those relative to tax operating loss carryforwards. Since such tax operating loss carryforwards exceed the potential taxable gain on the sale of the Latin American Operations, no net tax expense was recognized for the disposition.

(4) Reflects a reduction in income tax expense for foreign income tax recorded by GTC's Latin American operations.

(5) Reflects a reduction in minority shareholders' 20% proportionate share of the loss from continuing operations of GTC's Latin American operations, and the elimination of the remaining balance of minority shareholders' 20% proportionate share of the loss of GTC.

(6) Reflects a net increase in selling, general and administrative expense for the following:

     Increase in amortization expense of estimated intangible assets recorded for the step-up in basis on the acquisition of minority interests of GTC, Tube Turns and Bell by GFP in the
      Reorganization (a)............................................. $ 641,000
     Decrease for accretion recognized for the change in redemption value on redeemable common stock...............................  (663,000)
                                                                      ---------
     Decrease in selling, general and administrative expense......... $ (22,000)
                                                                      =========
     ------------
     (a) The intangible asset is being amortized using the straight-line method over an estimated useful life of 15 years.

(7) Reflects income taxes on pro forma adjustments to selling, general and administrative expense for the Reorganization at an assumed effective income tax rate of 37%.

(8) Reflects the results of operations of Metrum-Datatape for the period ended November 14, 1997 assuming the acquisition occurred on January 1, 1997. Below is a table which sets out the adjustments between the unaudited financial statements of Metrum-Datatape and the pro forma financial statements:


                                                                      Metrum-Datatape     Pro Forma
                                                                        Historical       Adjustments    Pro Forma
                                                                      ---------------    -----------    ---------
                                                                                        (in thousands)
     Revenue........................................................      $33,658          $(2,443)(a)   $31,215
     Cost of operations.............................................       21,697           (2,801)(b)    18,576
                                                                                            (1,017)(c)
                                                                                               697 (d)
                                                                          -------          -------       -------
     Gross profit...................................................       11,961              678        12,639
     Selling, general and administrative expense....................       15,381             (691)(c)    10,167
                                                                                               384 (d)
                                                                                               324 (e)
                                                                                              (627)(f)
                                                                                              (494)(g)
                                                                                            (3,265)(h)
                                                                                              (845)(i)
                                                                          -------          -------       -------
     Operating income...............................................       (3,420)           5,892         2,472
     Interest expense, net..........................................        1,093           (1,093)(j)     1,035
                                                                                             1,035 (k)
     Other expense, net.............................................          102               --           102
                                                                          -------          -------       -------
     (Loss) income before income taxes and discontinued operations..       (4,615)           5,950         1,335
     Income taxes...................................................           --              494 (l)       494
                                                                          -------          -------       -------
     (Loss) income from continuing operations.......................      $(4,615)         $ 5,456       $   841
                                                                          =======          =======       =======

--------------

     (a) Elimination of revenue from a component of Metrum-Datatape not acquired by GFP. The acquisition of Metrum-Datatape excludes certain operating assets and liabilities associated with a strategically unrelated product line.

     (b) Elimination of cost of operations associated with the product line not acquired.

     (c) Elimination of historical depreciation of the fixed assets of Metrum-Datatape.

     (d) To reflect pro forma depreciation of fixed assets based upon adjustments to record the assets at the estimated fair value, depreciated over an estimated weighted average remaining useful life of
         4.3 years.

     (e) To reflect amortization of the estimated goodwill that results from the acquisition using the straight-line method over an estimated useful life of 15 years.

     (f) Elimination of direct selling, general and administrative expense associated with the product line not acquired.

     (g) Elimination of direct research and development expense associated with the product line not acquired.

     (h) Elimination of research and development expense incurred by the seller since the seller retained the assets related thereto and the Company will not incur these expenses after the acquisition.

     (i) Elimination of expenses allocated by the seller which will not be incurred subsequent to the acquisition. Such expenses will not be incurred by the Company after the acquisition and would not have been incurred on a stand-alone basis.

     (j) Elimination of interest expense on debt of the seller not assumed.

     (k) To reflect interest resulting from borrowings for the acquisition based upon an average outstanding debt of $14.4 million assuming an annual interest rate of 7.5%.

     (l) Reflects an assumed effective tax rate of 37%.

(9) Reflects the estimated intangible asset recorded as a result of the step-up in basis to occur for the acquisition of minority interests by GFP in the Reorganization. The step-up in basis is anticipated to be allocated to the assets and liabilities of GTC, Tube Turns and Bell in accordance with the rules of purchase accounting. The final allocation of the step-up in basis is dependent on certain valuations that have not progressed sufficiently to enable Sypris to make a final allocation in the accompanying pro forma financial statements. Accordingly, the cost allocation adjustments have not been made and the entire amount is preliminarily classified as other assets in the combined pro forma balance sheet. The computation of the estimated intangible asset and the related deferred tax liability is as follows:

                                            GTC    Tube Turns   Bell     Total
                                          -------  ----------  -------  -------
                                                     (in thousands)
     Fair value of common stock issued
       in exchange for common stock held
       by minority interests (a)......... $10,018     $ 305    $1,636   $11,959
     Fair value of stock options issued
       in exchange for stock options
       held by minority interests (b)....   1,384       436     1,470     3,290
     Minority interests' proportionate
       share of the net assets of the
       acquired entity...................  (3,569)     (139)     (432)   (3,757)
                                          -------     -----    ------   -------
     Excess of fair value of common
       stock and stock options issued
       over proportionate share of net
       assets acquired...................   7,833       602     2,674    11,109
     Reduction in allocable cost for
       reversal of deferred tax
       liability attributable to
       GFP's tax basis in GTC common
       stock (c).........................  (5,051)       --        --    (5,051)
                                          -------     -----    ------   -------
     Pre-tax step-up in basis
       attributable to acquisition of
       minority interests................   2,782       602     2,674     6,058
     Deferred tax liability attributable
       to increase in basis of
       proportionate share of net assets
       acquired (using 37% effective
       income tax rate)..................   1,635       354     1,571     3,560
                                          -------     -----    ------   -------
     Step-up in basis allocable to
       identifiable assets and to
       goodwill, if any, attributable to
       acquisition of minority interests. $ 4,417     $ 956    $4,245   $ 9,618
                                          =======     =====    ======   =======

     ---------------
     (a) The computation of the fair value of common stock issued in exchange for common stock held by minority interests is as follows:

                                                GTC      Tube Turns      Bell
                                             ----------  ----------  -----------
           Outstanding shares held by
             minority shareholders.........   3,252,596     18,229       36,694
           Conversion ratios applicable
             to the outstanding shares.....          --     5.4276      14.4737
           Shares of GTC common stock
             issuable......................          --     98,940      531,097
           Fair value of GTC common
             stock issuable to minority
             interests based on $3.08
             per share..................... $10,018,000   $305,000   $1,636,000

          The per share amount of $3.08 assigned to the GTC Common Stock issuable to minority interests represents the estimated average closing price of the GTC Common Stock for the two trading days before and after the most recent announcement of the terms of the Reorganization on February 4, 1998. The transaction will be recorded based upon the actual average closing price of the GTC Common Stock for this period.

          The Conversion Ratios of Tube Turns and Bell are described in "The Reorganization--The Tube Turns Merger" and "The Reorganization--The Bell Merger," respectively. See also "The Reorganization--The Merger."

     (b) The fair value assigned to the vested and unvested options issuable by GTC to the option holders of GFP, Tube Turns and Bell were determined using the Black-Scholes option pricing model.

     (c) The reversal of the deferred tax liability attributable to GFP's basis in GTC common stock and the corresponding reduction in allocable basis results from the determination that the taxable temporary difference which gave rise to the recognition of the deferred tax liability is not expected to occur as a result of the Reorganization. The deferred tax liability was originally recorded in connection with recognition of a gain by GFP on the issuance of shares by GTC in its initial public offering in 1994. Effective with the Reorganization, deferred taxes on GFP's investment in GTC will be determined by reference to the tax basis of GTC's net assets rather than the tax basis of GTC common stock owned by GFP.

(10) Reflects the reclassification of redeemable common stock to shareholders' equity, since the redemption obligation associated therewith will terminate upon completion of the Reorganization, and the elimination of deferred taxes on the cumulative accretion recognized for the change in redemption value on redeemable common stock. The adjustments related to redeemable common stock are as follows:

     Redeemable common stock........................................  $ 921,000
     Additional paid-in capital for redeemable common stock.........   (567,000)
                                                                      ---------
     Cumulative accretion on redeemable shares outstanding..........    354,000
     Deferred income taxes attributable to redeemable common stock..   (254,000)
                                                                      ---------
     Increase to retained earnings..................................  $ 100,000
                                                                      =========

(11) Reflects the net effect of a $3,560,000 deferred tax liability recorded on the step-up in basis for acquisition of minority interests by GFP in the Reorganization and the reversal of a $5,051,000 deferred tax liability in the consolidated financial statements of GFP associated with the gain on sale of unissued shares in the initial public offering of GTC Common Stock (see Note 9). Since the shares of GTC Common Stock held by GFP prior to the Reorganization will be converted to shares of GTC Common Stock which will be issued to the individual shareholders of GFP in the Reorganization, the difference between GFP's tax basis and its financial reporting basis which gave rise to the $5,051,000 deferred tax liability is not expected to result in a taxable temporary difference to GFP.

(12) Reflects the reclassification of minority interests to shareholders' equity for the GTC minority shareholders' proportionate share of GTC's shareholders' equity.

(13) Reflects the reclassification of paid-in capital for the conversion of GFP Common Stock, no par value, to GTC Common Stock, $.01 par value, based upon the total shares assumed to be outstanding after the Reorganization and the Reverse Stock Split.

(14) Reflects the estimated excess of fair value of common stock and stock options issued over proportionate share of net assets acquired in connection with the acquisition of the minority interests of GTC, Bell and Tube Turns (see Note 9).

(15) Pro forma weighted average shares outstanding were computed as follows:

                                                         Year ended
                                                        December 31,
                                                            1997
                                                       --------------
                                                       (in thousands)
       Weighted average shares of GTC Common Stock
         outstanding.................................      16,224
       Weighted average of the estimated shares of
         GTC Common Stock to be issued in
         conjunction with the Reorganization (a).....      21,145
       Net effect of dilutive stock options to be
         issued by GTC to the option holders of GFP,
         Tube Turns and Bell in conjunction with
         the Reorganization..........................       1,369
                                                           ------
       Total.........................................      38,738
                                                           ======
       To reflect the 1 for 4 Reverse Stock Split....       9,685
                                                           ======

     ---------------
     (a) The estimated shares of GTC Common Stock to be issued in conjunction with the Reorganization represents the 34,185,130 shares of GTC Common Stock issuable to the shareholders of GFP, Tube Turns and Bell in the Reorganization, net of the 13,039,625 shares of GTC Common Stock owned by GFP prior to the Reorganization.

     C.  Exhibits

         2 Fourth Amended and Restated Agreement and Plan of Reorganization dated as of February 5, 1998 by and among Group Financial Partners, Inc., Group Technologies Corporation, Bell Technologies, Inc., and Tube Turns Technologies, Inc. is incorporated by reference to Exhibit 2 to Group Technologies Corporation's Registration Statement on Form S-4/A filed February 12, 1998 (Registration No. 333-20299).

         4(a) Agreement and Plan of Merger dated September 22, 1997 by and between Group Technologies Corporation and Sypris Solutions, Inc. is incorporated by reference to Appendix G to the Prospectus included in Group Technologies Corporation's Registration Statement on Form S-4/A filed February 12, 1998 (Registration No. 333-20299).

         4(b) Certificate of Incorporation of Sypris Solutions, Inc. is incorporated by reference to Appendix H to the Prospectus included in Group Technologies Corporation's Registration Statement on Form S-4/A filed February 12, 1998 (Registration No. 333-20299).

         4(c) Bylaws of Sypris Solutions, Inc. is incorporated by reference to Appendix I to the Prospectus included in Group Technologies Corporation's Registration Statement on Form S-4/A filed February 12, 1998 (Registration No. 333-20299).

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SYPRIS SOLUTIONS, INC.
                              (Registrant)


                              By:  /S/ JEFFREY T. GILL
                                 -----------------------------------------
                                 Jeffrey T. Gill
                                 President and Chief Executive Officer

Date:  April 14, 1998